Exhibit 99.1

Sony Pictures Television and Chicken Soup for the Soul Entertainment Form Joint Venture “Crackle Plus”

Crackle Plus Joint Venture Establishes Leading Free Streaming Video Platform with

Nearly 10 Million Monthly Active Users

CULVER CITY, CA and COS COB, CT – March 28, 2019 – Sony Pictures Television (“SPT”) one of the television industry’s leading content providers, and Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing media company building online video-on-demand (“VOD”) networks that provide content for all screens, today announced the signing of a definitive agreement to establish a new streaming video joint venture to be branded “Crackle Plus”.

SPT and CSS Entertainment will each contribute certain assets to establish Crackle Plus and position the new company as a leading AVOD streaming platform. Each company plans to bring its respective audience and its video-on-demand and content expertise to the joint venture.

SPT’s contributions to the joint venture include Crackle’s U.S. assets including the Crackle brand, its monthly active users and its ad rep business. SPT and the joint venture will also enter into a license agreement for rights to popular TV series and movies from the Sony Pictures Entertainment library. In addition, New Media Services, a wholly-owned subsidiary of Sony Electronics Inc., will provide the technology back-end services for the newly formed joint venture. Ownership of Crackle’s original content library will be retained by SPT but will be made available for licensing to the joint venture. CSS Entertainment plans to include in the joint venture six owned and operated AVOD networks (Popcornflix, Truli, Popcornflix Kids, Popcornflix Comedy, Frightpix, and Espanolflix) and subscription video-on-demand (“SVOD”) platform Pivotshare.

Crackle Plus is expected to have:

•	A combined audience of nearly 10 million monthly active users on its owned and operated networks, as well as millions of additional users from its ad rep business, positioning it as one of the largest AVOD platforms in the U.S.
•	Over 38,500 hours of programming
•	More than 90 content partnerships
•	Over 1.3 billion minutes streamed per month
•	An offering of over 100 networks, both ad-supported and subscription-based, including networks owned by Crackle Plus and third-party networks distributed via Pivotshare

“Crackle is a valuable asset and we feel confident it will thrive and grow in this new environment with CSS Entertainment,” noted Mike Hopkins, chairman of SPT. “We were drawn to CSS Entertainment as our partner in this venture because of its aggressive, entrepreneurial approach,” said Hopkins. “The CSS Entertainment team have the enthusiasm and strong business acumen to ensure Crackle Plus is poised to maximize the growing opportunities in the AVOD marketplace.”

“This transaction positions CSS Entertainment as a leader in the high-growth AVOD business,” said William J. Rouhana Jr., chairman and chief executive officer of CSS Entertainment. “Creating a new platform that brings together CSS Entertainment’s VOD assets with SPT’s Crackle brand and AVOD assets, establishes a compelling offering for viewers and advertisers. Consistent with our business plan, we plan to build Crackle Plus aggressively and profitably through organic growth and, potentially, acquisitions.”

AVOD streaming services like Crackle Plus are growing in popularity with consumers. With the expansion of smartphone adoption and the explosive growth of content consumption on mobile devices, the number of non-pay TV households in the United States reached an estimated 24.9 million in 2017 (Rapid TV), and the number of cord-cutters is projected to grow to over 55.1 million by 2022 (eMarketer).

“With the increased demand for free online video content as well as a need for advertisers to reach consumers, AVOD networks such as Crackle Plus are positioned for substantial growth,” Hopkins noted.

Under the terms of the agreement, CSS Entertainment will own the majority interest in the joint venture. Additionally, SPT will receive four million five-year warrants to purchase Class A common stock of CSS Entertainment at various prices. The addition of the Crackle assets is expected to more than double CSS Entertainment’s overall revenue and add meaningful EBITDA.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE: LTS) acted as sole advisor to CSS Entertainment in this transaction. Moelis & Company LLC acted as exclusive financial advisor to SPT in connection with the transaction.

ABOUT SONY PICTURES TELEVISION

Sony Pictures Television (SPT) is one of the television industry’s leading content providers, producing, distributing and carrying programming worldwide in every genre and for every platform. In addition to managing one of the industry’s largest libraries of award-winning feature films, television shows and formats, SPT is home to a thriving global content business, operating 24 wholly-owned or joint-venture production companies in 12 countries, as well as linear and digital channels around the world. SPT is a Sony Pictures Entertainment Company.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video on-demand (“VOD”) networks that provide video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes online content through its wholly-owned subsidiary, A Plus. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. The company is also expanding its partnerships with sponsors, television networks and independent producers. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network and Pivotshare, a leading subscription-based VOD (“SVOD”) platform. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements by CSS Entertainment that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in this press release) and uncertainties which could cause actual results to differ from the forward-looking statements. CSS Entertainment expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if CSS Entertainment’s underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from CSS Entertainment’s expectations and projections.

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INVESTOR RELATIONS

CSS Entertainment

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACTS
CSS Entertainment

Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561

SPT

Lisa Broock

Sony Pictures Television

Lisa_Broock@spe.sony.com

310.244.4148